Exhibit 99.1

PRESS RELEASE	Contact:	Richard P. Smith
For Immediate Release	President & CEO (530) 898-0300

TRICO BANCSHARES ANNOUNCES QUARTERLY RESULTS

CHICO, Calif. – (July 28, 2016) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced earnings of $9,405,000, or $0.41 per diluted share, for the three months ended June 30, 2016. For the three months ended June 30, 2015 the Company reported earnings of $11,366,000, or $0.49 per diluted share. Diluted shares outstanding were 23,070,151 and 22,980,033 for the three months ended June 30, 2016 and 2015, respectively.

The Company’s results for the three months ended June 30, 2016 include an accrual of $1,450,000 in expenses associated with employment-related legal proceedings previously disclosed by the Company under the heading “Legal Proceedings” in several of the Company’s recent periodic reports filed with the U.S. Securities and Exchange Commission. Also included in the results of the Company for the three months ended June 30, 2016 was $162,000 of nonrecurring noninterest expense related to the Company’s acquisition of three bank branches from Bank of America on March 18, 2016. Excluding the legal proceedings expense and nonrecurring merger related expense noted above, diluted earnings per share for the three months ended June 30, 2016 would have been higher by $0.04 than reported above, and earnings would have been $10,340,000 for the three months ended June 30, 2016. There were no nonrecurring expenses recorded during the three months ended June 30, 2015. In addition to the legal proceedings expense and nonrecurring merger related expense noted above, there were other expense and revenue items during the three months ended June 30, 2016 and 2015 that may be considered nonrecurring, and these items are described below in various sections of this announcement.

The following is a summary of the components of the Company’s consolidated net income, average common shares, and average diluted common shares outstanding for the periods indicated:

	Three months ended June 30,
(dollars and shares in thousands)	2016	2015	$ Change	% Change
Net Interest Income	$41,160	$38,521	$2,639	6.9%
Reversal of provision for loan losses	773	633	140
Noninterest income	11,245	12,080	(835)	(6.9%)
Noninterest expense	(38,267)	(32,436)	(5,831)	18.0%
Provision for income taxes	(5,506)	(7,432)	1,926	(25.9%)

Net income	$9,405	$11,366	($1,961)	(17.3%)

Average common shares	22,803	22,745	58	0.3%
Average diluted common shares	23,070	22,980	90	0.4%

The following is a summary of certain of the Company’s consolidated assets and deposits as of the dates indicated:

Ending balances	As of June 30,
($ ‘s in thousands)	2016	2015	$ Change	% Change
Total assets	$4,352,492	$3,893,855	$458,637	11.8%
Total loans	2,653,630	2,393,762	259,868	10.9%
Total investments	1,220,385	1,077,669	142,716	13.2%
Total deposits	$3,741,396	$3,341,682	$399,714	12.0%

Qtrly Avg balances	As of June 30,
($ ‘s in thousands)	2016	2015	$ Change	% Change
Total assets	$4,387,950	$3,894,196	$493,754	12.7%
Total loans	2,579,774	2,355,864	223,910	9.5%
Total investments	1,211,556	1,064,142	147,414	13.9%
Total deposits	$3,778,436	$3,347,874	$430,562	12.9%

Included in the changes in the Company’s deposits from June 30, 2015 to June 30, 2016 is the addition of a $45 million certificate of deposit from the State of California on September 16, 2015, bringing the total of such certificates of deposit from the State of California to $50 million, and the addition of deposits from the acquisition of three bank branches from Bank of America, that totaled $161 million on the date of acquisition, March 18, 2016.

On March 18, 2016, Tri Counties Bank acquired three branches from Bank of America. The branches are located in the cities of Arcata, Eureka, and Fortuna in Humboldt County, California. The Bank paid $3,204,000 for deposit relationships with balances of $161,231,000 and loans with balances of $289,000.

The following table discloses the fair value of consideration transferred, the total identifiable net assets acquired and the resulting goodwill relating to the acquisition of three branch banking offices and certain deposits from Bank of America on March 18, 2016:

(in thousands)	March 18, 2016
Fair value of consideration transferred:
Cash consideration	$3,204

Total fair value of consideration	3,204

Asset acquired:
Cash and cash equivalents	159,520
Loans	289
Premises and equipment	1,590
Core deposit intangible	2,046
Other assets	141

Total assets acquired	163,586

Liabilities assumed:
Deposits	161,231

Total liabilities assumed	161,231

Total net assets acquired	2,355

Goodwill recognized	$849

Also impacting the Company’s results of operations for the three months ended June 30, 2016 is the impact of the sale, on March 31, 2016, of twenty-seven nonperforming loans, nine substandard performing loans, and three purchased credit impaired loans with total recorded book value of approximately $24,810,000, and the purchase, on May 19, 2016 of seven performing multi-family commercial real estate loans valued at $22,503,000.

Loans acquired through purchase, or acquisition of other banks, are classified by the Company as Purchased Not Credit Impaired (PNCI), Purchased Credit Impaired – cash basis (PCI – cash basis), or Purchased Credit Impaired – other (PCI – other). Loans not acquired in an acquisition or otherwise “purchased” are classified as “originated”. Often, such purchased loans are purchased at a discount to face value, and part of this discount is accreted into

(added to) interest income over the remaining life of the loan. A loans may also be purchased at a premium to face value, in which case, the premium is amortized into (subtracted from) interest income over the remaining life of the loan. Generally, as time goes on, the effects of loan discount accretion and loan premium amortization decrease as the purchased loans mature or pay off early. Upon the early pay off of a loan, any remaining (unaccreted) discount or (unamortized) premium is immediately taken into interest income; and as loan payoffs may vary significantly from quarter to quarter, so may the impact of discount accretion and premium amortization on interest income. Further details regarding interest income from loans, including fair value discount accretion, may be found under the heading “Supplemental Loan Interest Income Data” in the Consolidated Financial Data table at the end of this press release.

The Company’s primary source of revenue is net interest income, or the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Following is a summary of the components of net interest income for the periods indicated (dollars in thousands):

	Three months ended
	June 30,
	2016	2015
Interest income	$42,590	$39,867
Interest expense	(1,430)	(1,346)
FTE adjustment	585	194

Net interest income (FTE)	$41,745	$38,715

Net interest margin (FTE)	4.13%	4.35%

Purchased loan discount accretion	$2,300	$2,133
Effect of purchased loan discount accretion on net interest margin (FTE)	0.23%	0.24%

Net interest income (FTE) during the three months ended June 30, 2016 increased $3,030,000 (7.8%) from the same period in 2015 to $41,745,000. The increase in net interest income (FTE) was primarily due to a $223,910,000 (9.5%) increase in the average balance of loans to $2,579,774,000, and a $147,414,000 (13.9%) increase in the average balance of investments to $1,211,556,000 that were partially offset by a 12 basis point decrease in the average yield on loans from 5.44% during the three months ended June 30, 2015 to 5.32% during the three months ended June 30, 2016, and an 16 basis point decrease in the average yield on investments from 2.97% during the three months ended June 30, 2015 to 2.81% during the three months ended June 30, 2016. The decrease in average loan yields is primarily due to declines in market yields on new and renewed loans compared to yields on repricing, maturing, and paid off loans. The decrease in average investment yields is primarily due to declines in market yields on new investments compared to yields on existing investments, and to recent declines in mortgage rates that lead to an increase in mortgage refinancing activity that in turn lead to faster estimated mortgage prepayment speeds and an accelerated level of interest income-reducing premium amortization on existing mortgage backed investment securities. The increases in average loan and investment balances added $3,045,000 and $1,457,000, respectively, to net interest income (FTE) while the decreases in average loan and investment yields reduced net interest income (FTE) by $726,000 and $850,000, respectively, when compared to the year-ago quarter. Included in interest income during the three months ended June 30, 2015 was a special cash dividend of $626,000 from the Company’s investment in Federal Home Loan Bank stock, and $2,133,000 of discount accretion from purchased loans compared to $2,300,000 of discount accretion from purchased loans during the three months ended June 30, 2016. For more information related to loan interest income, including loan purchase discount accretion, see the Supplemental Loan Interest Income Data in the tables at the end of this announcement.

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the periods indicated:

ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS

	(unaudited, dollars in thousands)

	Three Months Ended June 30, 2016			Three Months Ended March 31, 2016			Three Months Ended June 30, 2015
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Earning assets
Loans	$2,579,774	$34,338	5.32%	$2,537,574	$34,738	5.48%	$2,355,864	$32,019	5.44%
Investments - taxable	1,085,230	6,945	2.56%	1,068,018	6,920	2.59%	1,020,806	7,380	2.89%
Investments - nontaxable	126,326	1,560	4.94%	116,088	1,435	4.94%	43,336	518	4.78%
Cash at Federal Reserve and other banks	247,398	332	0.54%	155,106	239	0.62%	143,919	144	0.40%

Total earning assets	4,038,728	43,175	4.28%	3,876,786	43,332	4.47%	3,563,925	40,061	4.50%

Other assets, net	349,222			335,602			330,271

Total assets	$4,387,950			$4,212,388			$3,894,196

Liabilities and shareholders’ equity
Interest-bearing
Demand deposits	$886,417	120	0.05%	$846,189	116	0.05%	$796,958	116	0.06%
Savings deposits	1,354,846	423	0.12%	1,274,868	397	0.12%	1,165,530	362	0.12%
Time deposits	350,215	338	0.39%	340,847	342	0.40%	336,212	376	0.45%
Other borrowings	19,152	3	0.06%	18,264	2	0.04%	7,894	1	0.06%
Trust preferred securities	56,544	546	3.86%	56,494	535	3.79%	56,344	491	3.49%

Total interest-bearing liabilities	2,667,174	1,430	0.21%	2,536,662	1,392	0.22%	2,362,938	1,346	0.23%

Noninterest-bearing deposits	1,186,958			1,154,714			1,049,174
Other liabilities	62,456			59,492			51,483
Shareholders’ equity	471,362			461,520			430,601

Total liabilities and shareholders’ equity	$4,387,950			$4,212,388			$3,894,196

Net interest rate spread			4.07%			4.25%			4.27%
Net interest income/net interest margin (FTE)		41,745	4.13%		41,940	4.33%		38,715	4.35%

FTE adjustment		(585)			(538)			(194)

Net interest income (not FTE)		$41,160			$41,402			$38,521

The Company recorded a reversal of provision for loan losses of $773,000 during the three months ended June 30, 2016 compared to a reversal of provision for loan losses of $633,000 during the three months ended June 30, 2015. The $773,000 reversal of provision for loan losses during the three months ended June 30, 2016 was due to a $879,000 decrease in the required allowance for loan losses from $36,388,000 at March 31, 2016 to $35,509,000 at June 30, 2016 that was partially offset by net loan charge offs of $106,000. The decrease in the required allowance for loan losses from March 31, 2016 to June 30, 2016 was primarily due to pay downs on certain nonperforming loans that had significant loss allowances assigned to them, and are now no longer required or are significantly reduced; that was partially offset by a $112,083,000 increase in loan balances from $2,541,547,000 at March 31, 2016 to $2,653,630,000 at June 30, 2016. During the three months ended June 30, 2016 nonperforming loans decreased $4,057,000 (16.9%) to $19,977,000, and represented a decrease from 1.47% of loans outstanding as of December 31, 2015, and 0.95% of loans outstanding at March 31, 2016, to 0.75% of loans outstanding as of June 30, 2016. The decrease in nonperforming loans was primarily due to the sale of nonperforming loans during the three months ended March 31, 2016, and the pay down of nonperforming loans during the three months ended June 30, 2016.

The following table presents the key components of noninterest income for the periods indicated:

	Three months ended June 30,
(dollars in thousands)	2016	2015	$ Change	% Change
Service charges on deposit accounts	$3,543	$3,637	($94)	(2.6%)
ATM fees and interchange	3,892	3,383	509	15.0%
Other service fees	849	779	70	9.0%
Mortgage banking service fees	516	528	(12)	(2.3%)
Change in value of mortgage servicing rights	(701)	521	(1,222)	(234.5%)

Total service charges and fees	8,099	8,848	(749)	(8.5%)

Gain on sale of loans	889	837	52	6.2%
Commission on NDIP	611	784	(173)	(22.1%)
Increase in cash value of life insurance	681	675	6	0.9%
Change in indemnification asset	(149)	(57)	(92)	161.4%
Gain on sale of foreclosed assets	57	115	(58)	(50.4%)
Other noninterest income	1,057	878	179	20.4%

Total other noninterest income	3,146	3,232	(86)	(2.7%)

Total noninterest income	$11,245	$12,080	($835)	(6.9%)

Noninterest income decreased $835,000 (6.9%) to $11,245,000 during the three months ended June 30, 2016 compared to the three months ended June 30, 2015. The decrease in noninterest income was primarily due to a $1,222,000 decrease in change in value of mortgage servicing rights (MSRs) to a negative $701,000 from a positive $521,000 in the year-ago quarter. A decrease in interest rates during the three months ended June 30, 2016 resulted in an increase in estimated prepayment speeds of serviced loans, that in turn resulted in a decrease in expected servicing cash flows, and thus, a lower value of such servicing rights. In the year-ago quarter, an increase in interest rates resulted in a decrease in estimated prepayment speeds of serviced loans that in turn resulted in an increase in expected servicing cash flows, and thus, a higher value of such servicing rights. Partially offsetting the decrease in change in value of mortgage servicing rights was a $509,000 (15.0%) increase in ATM fees and interchange revenue. The increase in ATM fees and interchange revenue was primarily due to the Company’s increased focus in this area, including the introduction of new services in this area during the quarter ended March 31, 2016. Other noninterest interest income increased $179,000 (20.4%) to $1,057,000 due to life insurance death benefits in excess of cash value of $238,000 that was partially offset by decreases in other items in this category during the three months ended June 30, 2016. The changes in noninterest income include the effects from the operation of three branches, including $161,231,000 of deposits, acquired from Bank of America on March 18, 2016.

The following table presents the key components of the Company’s noninterest expense for the periods indicated:

	Three months ended June 30,
(dollars in thousands)	2016	2015	$ Change	% Change
Base salaries, overtime and temporary help, net of deferred loan orgination costs	$12,968	$11,502	$1,466	12.7%
Commissions and incentives	2,471	1,390	1,081	77.8%
Employee benefits	4,606	4,350	256	5.9%

Total salaries and benefits expense	20,045	17,242	2,803	16.3%

Occupancy	2,529	2,541	(12)	(0.5%)
Equipment	1,844	1,527	317	20.8%
Change in reserve for unfunded commitments	408	110	298	270.9%
Data processing and software	2,355	1,834	521	28.4%
Telecommunications	698	785	(87)	(11.1%)
ATM network charges	1,002	985	17	1.7%
Professional fees	1,356	1,035	321	31.0%
Advertising and marketing	1,077	1,002	75	7.5%
Postage	342	330	12	3.6%
Courier service	265	253	12	4.7%
Intangible amortization	359	289	70	24.2%
Operational losses	345	149	196	131.5%
Provision for foreclosed asset losses	42	174	(132)	(75.9%)
Foreclosed asset expense	114	102	12	11.8%
Assessments	578	694	(116)	(16.7%)
Merger and acquisition expense	162	—	162
Legal settlement	1,450	—	1,450
Miscellaneous other expense	3,296	3,384	(88)	(2.6%)

Total other noninterest expense	18,222	15,194	3,028	19.9%

Total noninterest expense	$38,267	$32,436	$5,831	18.0%

Average full time equivalent employees	1,001	944	57	6.0%

Salary and benefit expenses increased $2,803,000 (16.3%) to $20,045,000 during the three months ended June 30, 2016 compared to $17,242,000 during the three months ended June 30, 2015. Base salaries, overtime and temporary help, net of deferred loan origination costs increased $1,466,000 (12.7%) to $12,968,000 of which base salaries and overtime, net of deferred loan origination costs increased $1,276,000 (11.1%) to $12,774,000 primarily due to annual merit increases, and an increase in average full-time equivalent employees of 57 (6.0%) to 1,001 for the three months ended June 30, 2016. Temporary help expense increased $189,000 to $194,000 during the three months ended June 30, 2016. The increase in temporary help was primarily due to the use of temporary help in the Company’s customer service call center during the three months ended June 30, 2016. Incentive compensation increased 1,081,000 (77.8%) to $2,471,000 during the three months ended June 30, 2016. All categories of incentive compensation expense were higher than the year-ago quarter except commission expense related to the sale of nondeposit investment products. The increases in the other categories of incentive compensation, compared to the year-ago quarter, were primarily due to increased loan production and other performance measures to which incentive compensation is tied compared to such measures in the year-ago quarter. Benefits & other compensation expense increased 256,000 (5.9%) to $4,606,000 during the three months ended June 30, 2016 primarily due to the increases in average full-time equivalent employees and salaries expense, and their effects on group insurance and employer payroll tax expenses.

Other noninterest expense increased $3,028,000 (19.9%) to $18,222,000 during the three months ended June 30, 2016 compared to the three months ended June 30, 2015. Included in other noninterest expense for the three months ended June 30, 2016 was the legal settlement expense of $1,450,000 as described above. Also contributing to the increase in other noninterest expense during the three months ended June 30, 2016 compared to the three months ended June 30, 2015 were a $521,000 (28.4%) increase in data processing and software expense, a

$321,000 (31.0%) increase in professional fees, a $317,000 (20.8%) increase in equipment expense, and a $298,000 (271%) increase in provision for losses on unfunded commitments. The increase in data processing and software expense was primarily due to increased use of outside data processing services. The increase in professional fees was primarily due to increased consulting expense. The increase in equipment expense was primarily due to increase maintenance and repair expense associated with facilities maintenance. The increase in provision for losses on unfunded commitments was primarily due to a larger increase in unfunded construction loan commitments from March 31, 2016 to June 30, 2016 than from March 31, 2015 to June 30, 2015. Merger related expenses during the three months ended June 30, 2016 were $162,000, and consisted of consulting expenses related to the acquisition of three bank branches from B of A on March 18, 2016. There were no merger related expenses during the three months ended June 30, 2015.

Richard Smith, President and CEO of the Company commented, “While net income was negatively affected by recognition of legal expenses related to previously disclosed pending litigation, changes in mortgage servicing income due to lower interest rates, expenses related to core systems conversions and expenses related to our acquisition of three Bank of America branches, we experienced many positives from the quarter. Ending year over year balances were strong positives for the quarter. Total assets increased by 11.8% from a June 30, 2015 to June 30, 2016. Total loans increased year over year by over 10.9%. Loan quality also improved as nonperforming loans decreased from $39,880,000 on June 30, 2015 to $19,997,000 on June 30, 2016. Bank deposits, including deposits from the Bank of America branch acquisition, increased year over year by 12%.

Smith added, “We continue to move forward with our ambitious technology plans to upgrade our on-line products and core processing systems to better serve our customers. Completion of these projects is expected in the fall of 2016. This investment into new computer solutions will improve operational efficiencies and provide customers with added convenience and improved self-service banking options.”

In addition to the historical information contained herein, this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company’s actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, interest rate fluctuations, economic conditions in the Company’s primary market area, demand for loans, regulatory and accounting changes, loan losses, expenses, rates charged on loans and earned on securities investments, rates paid on deposits, competitive effects, fee and other noninterest income earned, the outcome of litigation, as well as other factors detailed in the Company’s reports filed with the Securities and Exchange Commission which are incorporated herein by reference, including the Form 10-K for the year ended December 31, 2015. These reports and this entire press release should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company’s business. The Company does not intend to update any of the forward-looking statements after the date of this release.

Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by the Bank’s investment services through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

TRICO BANCSHARES - CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands, except share data)

	Three months ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Statement of Income Data
Interest income	$42,590	$42,794	$42,490	$41,332	$39,867
Interest expense	1,430	1,392	1,349	1,339	1,346
Net interest income	41,160	41,402	41,141	39,993	38,521
(Benefit from reversal of) provision for loan losses	(773)	209	(908)	(866)	(633)
Noninterest income:
Service charges and fees	8,099	7,305	7,935	7,694	8,848
Other income	3,146	2,485	3,510	3,948	3,232
Total noninterest income	11,245	9,790	11,445	11,642	12,080
Noninterest expense:
Base salaries net of deferred loan origination costs	12,968	12,708	12,014	11,562	11,502
Incentive compensation expense	2,471	1,739	2,304	1,674	1,390
Employee benefits and other compensation expense	4,606	4,818	4,212	4,297	4,350
Total salaries and benefits expense	20,045	19,265	18,530	17,533	17,242
Other noninterest expense	18,222	14,486	16,154	13,906	15,194
Total noninterest expense	38,267	33,751	34,684	31,439	32,436
Income before taxes	14,911	17,232	18,810	21,062	18,798
Net income	$9,405	$10,674	$11,422	$12,694	$11,366
Share Data
Basic earnings per share	$0.41	$0.47	$0.50	$0.56	$0.50
Diluted earnings per share	$0.41	$0.46	$0.50	$0.55	$0.49
Book value per common share	$20.76	$20.34	$19.85	$19.48	$18.95
Tangible book value per common share	$17.63	$17.18	$16.81	$16.42	$15.88
Shares outstanding	22,822,325	22,785,173	22,775,173	22,764,295	22,749,523
Weighted average shares	22,802,653	22,782,865	22,769,793	22,757,453	22,744,926
Weighted average diluted shares	23,070,151	23,046,165	23,055,900	23,005,980	22,980,033
Credit Quality
Nonperforming originated loans	$10,022	$12,660	$22,824	$24,052	$23,812
Total nonperforming loans	19,977	24,034	37,119	38,898	39,880
Foreclosed assets, net of allowance	3,842	4,471	5,369	5,285	5,393
Loans charged-off	641	1,289	380	687	514
Loans recovered	$536	$1,457	$781	$2,616	$547
Selected Financial Ratios
Return on average total assets	0.86%	1.01%	1.11%	1.28%	1.17%
Return on average equity	7.98%	9.25%	10.14%	11.56%	10.56%
Average yield on loans	5.32%	5.48%	5.60%	5.57%	5.44%
Average yield on interest-earning assets	4.28%	4.47%	4.53%	4.60%	4.50%
Average rate on interest-bearing liabilities	0.21%	0.22%	0.22%	0.23%	0.23%
Net interest margin (fully tax-equivalent)	4.13%	4.33%	4.39%	4.46%	4.35%
Supplemental Loan Interest Income Data:
Discount accretion PCI - cash basis loans	$426	$269	$302	$445	$404
Discount accretion PCI - other loans	415	(45)	1,392	1,090	907
Discount accretion PNCI loans	1,459	868	573	1,590	822
All other loan interest income	32,038	33,646	32,571	30,689	29,886
Total loan interest income	$34,338	$34,738	$34,838	$33,814	$32,019

TRICO BANCSHARES - CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands)

	Three months ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Balance Sheet Data
Cash and due from banks	$216,786	$388,878	$303,461	$209,298	$169,503
Securities, available for sale	529,017	477,454	404,885	329,361	284,430
Securities, held to maturity	674,412	705,133	726,530	751,051	776,283
Restricted equity securities	16,956	16,956	16,956	16,956	16,956
Loans held for sale	2,904	2,240	1,873	5,152	4,630
Loans:
Commercial loans	209,840	197,695	194,913	199,330	195,791
Consumer loans	381,114	401,076	395,283	403,081	411,788
Real estate mortgage loans	1,913,024	1,813,933	1,811,832	1,757,082	1,686,567
Real estate construction loans	149,652	128,843	120,909	110,073	99,616
Total loans, gross	2,653,630	2,541,547	2,522,937	2,469,566	2,393,762
Allowance for loan losses	(35,509)	(36,388)	(36,011)	(36,518)	(35,455)
Foreclosed assets	3,842	4,471	5,369	5,285	5,393
Premises and equipment	51,728	51,522	43,811	42,334	42,056
Cash value of life insurance	94,572	95,256	94,560	94,458	93,687
Goodwill	64,311	64,311	63,462	63,462	63,462
Other intangible assets	7,282	7,641	5,894	6,184	6,473
Mortgage servicing rights	6,720	7,140	7,618	7,467	7,814
Accrued interest receivable	11,602	11,075	10,786	10,212	10,064
Other assets	54,239	57,720	48,591	47,360	54,797
Total assets	$4,352,492	4,394,956	4,220,722	4,021,628	3,893,855
Deposits:
Noninterest-bearing demand deposits	1,181,702	1,178,001	1,155,695	1,100,607	1,060,650
Interest-bearing demand deposits	867,638	884,638	853,961	817,034	780,647
Savings deposits	1,346,269	1,368,644	1,281,540	1,187,238	1,179,836
Time certificates	345,787	353,757	340,070	352,993	320,549
Total deposits	3,741,396	3,785,040	3,631,266	3,457,872	3,341,682
Accrued interest payable	727	751	774	795	797
Reserve for unfunded commitments	2,883	2,475	2,475	2,085	2,125
Other liabilities	57,587	68,064	65,293	53,681	55,003
Other borrowings	19,464	18,671	12,328	6,859	6,735
Junior subordinated debt	56,567	56,519	56,470	56,991	56,369
Total liabilities	3,878,624	3,931,520	3,768,606	3,578,283	3,462,711
Total shareholders’ equity	473,868	463,436	452,116	443,345	431,144
Accumulated other comprehensive gain (loss)	6,073	1,772	(1,778)	(2,298)	(4,726)
Average loans	2,579,774	2,537,574	2,489,406	2,427,670	2,355,864
Average interest-earning assets	4,038,728	3,876,786	3,777,144	3,616,912	3,563,925
Average total assets	4,387,950	4,212,388	4,115,369	3,953,292	3,894,196
Average deposits	3,778,436	3,616,618	3,543,423	3,390,229	3,347,874
Average total equity	$471,362	$461,520	$450,413	$439,360	$430,601
Total risk based capital ratio	14.7%	15.1%	15.1%	15.2%	15.2%
Tier 1 capital ratio	13.6%	13.9%	13.8%	13.9%	13.9%
Tier 1 common equity ratio	12.0%	12.3%	12.2%	12.3%	12.2%
Tier 1 leverage ratio	10.4%	10.7%	10.8%	11.0%	10.9%
Tangible capital ratio	9.4%	9.1%	9.2%	9.5%	9.4%

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